EXHIBIT 99.1-Press Release

Houston, Texas—January 18—Isramco Inc. (ISRL-Nasdaq) announced that on January 7, 2013, the Special Investigative Committee of the Board of Directors (“SIC”) of Isramco, Inc. presented their final report of the conclusions and results of the fourteen-month investigation into the allegations made by Mr. Dennis Holifield, its former Vice President and General Counsel, to the Securities and Exchange Commission (the “SEC”) and others.  The SIC engaged the services of Mr. Mark Glasser and Ms. Tracy LeRoy of the law firm of Sidley Austin LLP to act as investigators.  Mr. Glasser and Ms. LeRoy were given full access to company information, records and employees.  Through the use of a forensic computer specialist they reviewed over nine thousand emails.  They reviewed other electronically stored records, files and paper documents, including banking, audit, financial, legal and litigation records.  They interviewed employees, ex-employees, directors, ex-directors, vendors and third parties.  After a thorough investigation into each of Mr. Holifield’s allegations, that included numerous claims of illegal and even criminal conduct, the SIC determined that Mr. Holifield’s allegations are not supported by any available documentary evidence or by any statements made by former or current Isramco, Inc., directors, management, or employees interviewed by the SIC or its counsel. The SIC also determined that the Company has not engaged in wrongdoing of any sort, including any unlawful or unethical business practices, nor have they had any lapses in financial controls or any governance issues that require redress or reform.

The company appreciates the hard work and diligence of the Special Investigative Committee and its investigators of the law firm of Sidley Austin LLP.